EXHIBIT 10.1

October 17, 2006

To:    Sebastien C. DuFort
       16 East Hinsdale Avenue
       Hinsdale, Illinois 60521

Dear Sebastien:

Per our telephone conversation today and per your request. I will memorialize what we have discussed and agreed to regarding the advisory role of Stronghurst, LLC ("Consultant") to the management of Voyager One, Inc. ("Company").

1. You have requested and Consultant has agreed to become an advisor to the management of the Company. Consultant's areas of contribution may include, but are not limited to:

     a)   Serving as an advisor to the Board of Directors of the Company;

     b) Assisting the Company in the formulation of its sales and marketing strategy(ies);

     c) Providing senior management with counsel regarding the duties and responsibilities of managing a public company;

     d) Assisting management with the recruitment and selection of key personnel;

     e) Assisting in the due diligence of companies who may be acquisition candidates; and

     f) Assisting in other areas consistent with Consultant's experience and expertise as requested from time to time by management.

2. The term of this engagement shall be for a period of twelve months from October 17, 2006 to and including October 17, 2007.

Page Two
Sebastien C. DuFort
October 17, 2006


3. In consideration of Consultant's time and effort, the Consultant and the Company have mutually agreed to the following:

     (a) The Company agrees, on October 17, 2006, to issue a total of 1,000,000 restricted shares of its Common Stock to Consultant to be allocated and issued according to the terms of this Agreement pursuant to the instructions of Consultant in the following manner to its designated principals-one-half to C. James Jensen and one-half to Joseph W. Abrams, to be valued at a price consistent with standard accounting principles, and to be delivered to Consultant as follows:

          1. 500,000 shares to be delivered upon the execution of this Agreement;

          2.   250,000 shares to be delivered on February 17, 2007; and

          3.   250,000 shares to be delivered on August 17, 2007.

     (b) The Company agrees to provide Consultant with "piggy-back" registration rights of which all Common Stock purchased by me or issued to me in consideration of my contributions to the Company will become part of such registration; and

     (c) The Company agrees to reimburse Consultant for reasonable travel and out of pocket expenses incurred through its business activities with the Company.

4. We have mutually agreed that either party to this Agreement may terminate this Agreement at any time within sixty (60) days written notice. If such notice by the Company is not given to Consultant within sixty (60) days of either February 17, 2007 or August 17, 2007, then the Company will be required to deliver the shares described in paragraphs 3(b)(2) and 3(b)(3) herein. If such notice by the Company is given to Consultant within sixty
     (60) days of either February 17, 2007 or August 17, 2007, then the shares issued to Consultant in accordance with paragraph 3(a) but not delivered shall be cancelled.

Page Three
Sebastien C. DuFort
October 17, 2006


I believe this accurately summarizes what has been discussed and agreed to. If the preceding is consistent with your understanding of our discussions, please execute two (2) copies of this Agreement and return one to me by facsimile at 916-663-9340.



Most sincerely,



Stronghurst, LLC

By:  /S/ C. James Jensen
     ---------------------------
     C. James Jensen
     Managing Principal

CJJ/mjf




AGREED TO:

/s/ Sebastien C. DuFort   Dated:  10/17/06
------------------------        --------------------
Voyager One, Inc.
By:  Sebastien C. DuFort
     President